EXHIBIT 99.1

QC Holdings, Inc. Reports Fourth Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan., March 10, 2015 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $1.5 million and revenues of $39.2 million for the quarter ended December 31, 2014. For the year ended December 31, 2014, income from continuing operations totaled $5.1 million and revenues were $153.1 million.

For the three months and year ended December 31, 2013, the company reported a loss from continuing operations of $13.9 million and $9.7 million, respectively, and revenues of $42.2 million and $156.1 million, respectively. The three months and year ended December 31, 2013 include $22.1 million of non-cash impairment charges ($16.2 million, after consideration of income taxes) resulting from the company's review of the recoverability of goodwill and other intangibles for its branch lending and Canadian online business units.

The three months and year ended December 31, 2014 and 2013 include discontinued operations relating to branches that were closed during each period and the company's automotive business that was sold in December 2013. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and year ended December 31, 2014 and 2013 are provided below.

** Fourth Quarter **

Revenues declined $3.0 million, or 7.1%, quarter-to-quarter due to a deterioration in payday loan revenues, which reflects a migration of customers from a single-pay loan product to an installment product and increased competition from businesses offering installment loans (both in branches and on the Internet).

Branch operating costs, exclusive of loan losses, totaled $17.4 million during the three months ended December 31, 2014 compared to $16.7 million in prior year's fourth quarter. This increase reflects a heavier investment in marketing during fourth quarter 2014 versus prior year's fourth quarter.

Loan losses decreased $2.6 million during the three months ended December 31, 2014, totaling $12.2 million versus $14.8 million in prior year's quarter. The loss ratio decreased to 31.2% in fourth quarter 2014 versus 35.0% in fourth quarter 2013. The decrease in the loss ratio reflects improvement in each of the company's segments, highlighted by a lower rate of returned items as a percentage of revenues and a slightly better collection rate for the single-pay product quarter-to-quarter.

Regional and corporate expenses totaled $6.3 million during the three months ended December 31, 2014, essentially the same as in fourth quarter 2013.

Other expenses decreased to $483,000 during fourth quarter 2014 from $22.3 million during fourth quarter 2013. In connection with the review of the recoverability of goodwill and other intangibles, during fourth quarter 2013, the company recorded: i) a goodwill impairment charge of $15.7 million in the branch lending business unit, and ii) goodwill and intangible impairment charges of $5.7 million and $669,000, respectively, associated with the company's Canadian online subsidiary.

** Year Ended **

The company's revenues of $153.1 million during the year ended December 31, 2014 were $3.0 million lower than prior year. Declines in payday loan fees (for the reasons noted above) were partially offset by growth in interest and fees from the company's longer-term, higher-dollar installment products.

Branch operating costs, exclusive of loan losses, increased $1.5 million to $67.7 million during the year ended December 31, 2014 versus $66.2 million in prior year. This increase was primarily attributable to higher marketing costs and bank-related charges, partially offset by reduced compensation.

During 2014, the company reported loan losses of $44.9 million compared to $46.7 million during 2013. The company's loss ratio decreased to 29.3% versus 29.9% in 2013. This decline reflects improvements in each of the company's business segments. The loss rate for the company's longer-term, higher-dollar installment loans, however, continues to be higher than expected, indicative of the need for stronger underwriting and product refinements.

Regional and corporate expenses totaled $26.9 million during the year ended December 31, 2014 compared to $28.6 million in 2013. This decline reflects: i) $525,000 in severance and related costs in connection with a company restructuring during the first half of 2013, ii) reduced public affairs expenditures during 2014, and iii) lower overall compensation during 2014 resulting from the first quarter 2013 restructuring.

Other expenses decreased to $2.2 million for the year ended December 31, 2014 from $22.9 million in the prior year, for the reasons noted in the quarterly discussion above.

** Dividend Declaration **

QC's Board of Directors declared a special cash dividend of $0.05 per common share, payable April 6, 2015 to stockholders of record as of March 23, 2015.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of consumer loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 409 branches in 23 states at December 31, 2014. In Canada, a company subsidiary is engaged in short-term, consumer Internet lending in various provinces. During fiscal 2014, the company advanced more than $750 million to customers and reported total revenues of approximately $153 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or short-term lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future rulemaking by the Consumer Financial Protection Bureau (CFPB), (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) uncertainties related to the examination process by the CFPB and indirect rulemaking through the examination process, (5) litigation or regulatory action directed towards us or the short-term consumer loan industry, (6) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (7) risks associated with our dependence on cash management banking services and the Automated Clearing House for loan collections, (8) negative media reports and public perception of the short-term consumer loan industry and the impact on federal and state legislatures and federal and state regulators, (9) changes in our key management personnel, (10) integration risks and costs associated with acquisitions, (11) risks associated with the leverage of the company, (12) risks associated with owning and managing non-U.S. businesses, and (13) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Revenues
Payday loan fees	$ 28,516	$ 25,196	$ 110,239	$ 99,379
Installment interest and fees	9,815	9,994	31,655	38,488
Other	3,865	4,016	14,238	15,198
Total revenues	42,196	39,206	156,132	153,065
Operating expenses
Salaries and benefits	8,587	8,519	34,255	33,199
Provision for losses	14,779	12,232	46,676	44,887
Occupancy	4,333	4,402	17,456	17,844
Depreciation and amortization	458	432	1,992	1,802
Other	3,304	4,044	12,489	14,821
Total operating expenses	31,461	29,629	112,868	112,553
Gross profit	10,735	9,577	43,264	40,512

Regional expenses	1,971	2,143	9,433	8,564
Corporate expenses	4,245	4,205	19,178	18,299
Depreciation and amortization	469	225	1,798	1,680
Interest expense	448	263	1,418	1,369
Impairment of goodwill and intangible assets	22,055		22,055
Other expense, net	222	483	819	2,170
Income (loss) from continuing operations before income taxes	(18,675)	2,258	(11,437)	8,430
Provision (benefit) for income taxes	(4,748)	801	(1,762)	3,351
Income (loss) from continuing operations	(13,927)	1,457	(9,675)	5,079
Gain (loss) from discontinued operations, net of income tax	(1,390)	23	(4,318)	266
Net income (loss)	$ (15,317)	$ 1,480	$ (13,993)	$ 5,345

Earnings (loss) per share:
Basic
Continuing operations	$ (0.79)	$ 0.08	$ (0.55)	$ 0.29
Discontinued operations	(0.08)	--	(0.24)	0.01
Net income	$ (0.87)	$ 0.08	$ (0.79)	$ 0.30

Diluted
Continuing operations	$ (0.79)	$ 0.08	$ (0.55)	$ 0.29
Discontinued operations	(0.08)	--	(0.24)	0.01
Net income	$ (0.87)	$ 0.08	$ (0.79)	$ 0.30
Weighted average number of common shares outstanding:
Basic	17,358	17,476	17,370	17,484
Diluted	17,358	17,593	17,370	17,512

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The year ended December 31, 2013 includes an additional adjustment to EBITDA related to severance and related costs in connection with a restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry.It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014

Income (loss) from continuing operations	$ (13,927)	$ 1,457	$ (9,675)	$ 5,079
Provision (benefit) for income taxes	(4,748)	801	(1,762)	3,351
Depreciation and amortization	927	657	3,790	3,482
Interest expense	448	263	1,418	1,369
Non-cash losses on property dispositions	222	483	819	2,170
Non-cash impairment of goodwill and intangible assets	22,055		22,055
Stock option and restricted stock expense	236	120	1,192	577
Severance and related costs			557
Adjusted EBITDA	$ 5,213	$ 3,781	$ 18,394	$ 16,028

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2013	December 31, 2014
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 12,685	$ 14,220
Restricted cash	1,076	950
Loans receivable, less allowance for losses of $8,272 at December 31, 2013 and $6,794 at December 31, 2014	57,349	55,744
Assets held for sale	3,702	2,110
Prepaid expenses and other current assets	6,723	4,718
Total current assets	81,535	77,742
Non-current loans receivable, less allowance for losses of $2,171 at December 31, 2013 and $2,133 at December 31, 2014	6,332	5,603
Property and equipment, net	6,628	5,013
Intangible assets, net	1,560	835
Other assets, net	12,049	12,306
Total assets	$ 108,104	$ 101,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 817	$ 638
Accrued expenses and other liabilities	7,770	6,692
Deferred revenue	3,669	2,917
Current portion of long-term debt	4,500
Revolving credit facility	16,300	12,000
Total current liabilities	33,056	22,247

Non-current liabilities	5,860	5,482

Long-term debt	3,282	3,415
Total liabilities	42,198	31,144

Commitments and contingencies
Stockholders' equity	65,906	70,355
Total liabilities and stockholders' equity	$ 108,104	$ 101,499

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
	Unaudited		Unaudited

Operating Data – Short-term Loans:
Loan volume	$ 195,201	$ 171,959	$ 743,865	$ 671,532
Average loan (principal plus fee)	389.36	383.37	385.02	385.42
Average fee	59.73	58.77	59.30	59.07

Operating Data – Installment Loans:
Loan volume	$ 17,147	$ 14,119	$ 54,641	$ 54,270
Average loan (principal)	803.31	775.68	725.06	768.29
Average term (days)	263	254	243	255

Other Revenues:
Credit services fees	$ 1,581	$ 1,302	$ 6,192	$ 5,097
Check cashing fees	661	584	2,750	2,560
Open-end credit fees	923	1,424	2,092	4,733
Title loan fees	119	67	789	310
Other	581	639	2,415	2,498
Total	$ 3,865	$ 4,016	$ 14,238	$ 15,198

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$ 21,081	$ 19,531	$ 75,898	$ 78,117
Recoveries	(9,262)	(7,685)	(34,122)	(31,975)
Adjustment to provision for losses based on evaluation of outstanding receivables	2,960	386	4,900	(1,255)
Total provision for losses	$ 14,779	$ 12,232	$ 46,676	$ 44,887

Provision for losses as a percentage of revenues	35.0%	31.2%	29.9%	29.3%
Provision for losses as a percentage of loan volume (all products)	6.6%	6.2%	5.5%	5.9%

CONTACT: Investor Relations Contact:
         Douglas E. Nickerson (913-234-5154)
         Chief Financial Officer